FIRST AMENDMENT
TO THE BYLAWS
OF
TRUTH SOCIAL FUNDS
(An Ohio Statutory Trust)

This First Amendment to the Bylaws of Truth Social Funds, an Ohio statutory trust (this “Amendment”), is entered into effective as of May 26, 2026.

RECITALS

WHEREAS, the Trustees of Truth Social Funds (the “Trust”) previously adopted the Bylaws of the Trust (the “Bylaws”);

WHEREAS, pursuant to Section 14 of the Bylaws, the Trustees are authorized to amend the Bylaws, including to change the name of the Trust, without shareholder approval to the extent permitted by applicable law;

WHEREAS, the Trustees have determined that it is advisable and in the best interests of the Trust and its shareholders to change the name of the Trust from “Truth Social Funds” to “Yorkville America Investment Trust”; and

WHEREAS, the Trustees previously approved this Amendment and the transactions contemplated hereby pursuant to a written consent adopted in accordance with the Bylaws and applicable law.

NOW, THEREFORE, the Bylaws is hereby amended as follows:

1.AMENDMENT TO SECTION 1.1.

Section 1.1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

Section 1.1 Name. This Trust shall be known as “Yorkville America Investment Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

2.CONTINUING EFFECT

Except as expressly amended hereby, the Bylaws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, each being a duly authorized Trustee of the Trust, has executed this Amendment as of the date first written above.

/s/ Mary Lou H. Ivey	/s/ Theo H. Pitt, Jr.
Mary Lou H. Ivey, Independent Trustee	Theo H. Pitt, Jr., Independent Trustee

/s/ Dr. David J. Urban
Dr. David J. Urban, Independent Trustee